Exhibit 10.44

SECOND AMENDMENT TO

PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Second Amendment”) is entered into effective as of May 2, 2013 by and among CRP/WF CREEKSTONE, LLC, a Delaware limited liability company (“Seller”), and TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Purchaser”).

RECITALS:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of November 16, 2012 (the “Original Agreement”), as amended by that certain First Amendment dated as of February 5, 2013 (the “First Amendment” and, together with the Original Agreement, collectively, the “Purchase Agreement”) for the purchase and sale of that certain property commonly known as “Woodfield Creekstone” located at 5472 S. Miami Boulevard, Durham, North Carolina, as the same is more particularly described in the Purchase Agreement (the “Property”); and

WHEREAS, Seller and Purchaser desire to amend the Purchase Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants of Seller and Purchaser and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, Seller and Purchaser hereby agree as follows:

1.        Incorporation of Recitals; Capitalized Terms. The Recitals set forth above are hereby incorporated herein to the same extent as if fully set forth herein. All capitalized terms stated herein shall have the same meanings as ascribed to them in the Purchase Agreement unless otherwise defined.

2.        Definitions. Paragraph 1.1(j) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(j)      Closing Date: Tuesday, May 14, 2013.”

3.        Earnest Money. Notwithstanding anything to the contrary contained in the Purchase Agreement, Purchaser hereby (a) irrevocably authorizes and directs the Escrow Agent to disburse immediately to Seller the remaining Earnest Money in the amount of Five Hundred Seventy-Five Thousand Dollars ($575,000) (the “May Disbursement”), and (b) acknowledges and agrees that such Earnest Money is nonrefundable except in the event that Seller defaults in its obligation to sell and convey the Property to Purchaser in accordance with the terms and conditions of the Purchase Agreement, as amended hereby. In the event that Seller defaults in its obligation to sell and convey the Property to Purchaser in accordance with the terms and conditions of the Purchase Agreement, as amended hereby, Purchaser shall have the rights and remedies set forth in Section 9.2 of the Purchase Agreement, including, without limitation, the right to receive a return of the May Disbursement as Earnest Money. At Closing, the February Disbursement (as hereinafter defined) and the May Disbursement shall be credited against the Purchase Price in the same manner as Earnest Money in accordance with Section 1.4 of the Purchase Agreement, as amended hereby. “February Disbursement” shall mean that non-refundable portion of the Earnest Money in the amount of Three Hundred Seventy Five Thousand Dollars ($375,000) previously disbursed by Escrow Agent to Seller, in accordance with and subject to the First Amendment.

4.        Rent.

a.	Paragraph 7.l(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Collected Rent. All collected rent and other collected income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date shall be prorated as of May 31, 2013. Uncollected rent and other income shall not be prorated. Purchaser shall apply rent and other income from tenants that are collected after the Closing first to the obligations then owing to Purchaser for its period of ownership after May 31, 2013 and to costs of collection, remitting the balance, if any, to Seller. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after May 31, 2013, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within thirty (30) days after receipt thereof. Any prepaid rents for the period following May 31, 2013 shall, at Seller’s election, be paid over by Seller to Purchaser at Closing or credited against the Purchase Price at Closing. Purchaser will make reasonable efforts, without suit, to collect any rents applicable to the period before May 31, 2013. Seller may pursue collection as to any rent not collected by Seller prior to the Closing Date, provided that Seller shall have no right to commence or pursue any legal proceedings against any tenants seeking eviction of such tenant or take any action to terminate any Lease or any tenant’s occupancy under any Lease in connection therewith.”

b.	The first sentence of Paragraph 7.2 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“All tenant security deposits in Seller’s possession (including, without limitation, pet deposits) and any prepaid rent for the period after May 31, 2013, as reflected on the final Rent Roll delivered to Purchaser, (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to tenant obligations under the Leases (“Deposits”) shall be transferred or credited to Purchaser at Closing or placed in escrow if required by law.”

5.         Purchaser’s Conditions to Closing.

a.

Due Diligence. Purchaser hereby acknowledges and agrees that is has completely and irrevocably satisfied itself with respect to the condition precedent set forth in Paragraph 5.1(a) of the Purchase Agreement, and that

Purchaser shall not hereafter be entitled to terminate this Agreement based upon the alleged failure of such condition.

b.	Final Certificate of Occupancy. Purchaser hereby acknowledges and agrees that is has completely and irrevocably satisfied itself with respect to the condition precedent set forth in Paragraph 5.l(d) of the Purchase Agreement, and that Purchaser shall not hereafter be entitled to terminate this Agreement based upon the alleged failure of such condition.

6.     Ratification of Agreement. Except as modified by this Second Amendment, all of the terms and provisions of the Purchase Agreement are hereby ratified and confirmed by Seller and Purchaser and shall remain in full force and effect.

7.         Counterparts. This Second Amendment may be executed in multiple counterparts, all of which taken together shall constitute one and the same agreement, binding upon the parties hereto.

[Signature Page(s) to Follow]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Second Amendment as of the date first above written.

SELLER:

CRP/WF CREEKSTONE, L.L.C.,

a Delaware limited liability company

By:	CRP/WF Creekstone Venture, L.L.C.,
a Delaware limited liability company, its
sole member

By:	CRP/WF Creekstone Venture, L.L.C.,
a Delaware limited liability company, its
sole member

By:	/s/ Robert C. Konigsberg
Name:	Robert C. Konigsberg
Title:	Treasurer

PURCHASER:

TRADE STREET OPERATING PARTNERSHIP, LP

a Delaware limited partnership

By:	/s/ Bert Lopez
Name:	Bert Lopez
Title:	COO/CFO